Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

3.70% Notes due 2019

3.70% Notes due 2019

Issuer:	Ford Motor Credit Company LLC

Ranking:	Senior Unsecured

Trade Date:	March 3, 2016

Settlement Date:	March 11, 2016 (T+6)

Stated Maturity:	March 11, 2019

Principal Amount:	SGD$350,000,000

Interest Rate:	3.70%

Benchmark:	3-Year SGD SOR

Benchmark Yield:	1.97%

Spread to Benchmark:	+173 basis points

Yield to Maturity:	3.70%

Price to Public:	100.00% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.276%

Net Proceeds (Before Expenses) to Issuer:	SGD$349,034,000 (99.724%)

Day Count:	Actual/365 (fixed)

Business Days:	London, Singapore, New York City

Business Day Convention:	Following unadjusted

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Minimum Denomination/Multiples:	SGD$250,000/ multiples of SGD$100,000 in excess thereof

Settlement:	Euroclear Bank S.A./N.V. and Clearstream Banking S.A.

Governing Law:	New York

Documentation:	The notes are registered with the U.S. Securities and Exchange Commission, Registration Statement on Form S-3ASR (File No. 333-202789)

Interest Payment Dates:	Semi-annually on each March 11 and September 11, beginning September 11, 2016

Joint Book-Running Managers:	DBS Bank Ltd. Deutsche Bank AG, Singapore Branch

ISIN/Common Code:	XS1376603186 / 137660318

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling DBS Bank Ltd. at +65-6878-8888 and Deutsche Bank AG, Singapore Branch at +65-6423-8001.